Exhibit 5.1
[Letterhead of Willkie Farr & Gallagher LLP]
November 19, 2007
Wright Medical Group, Inc.
5677 Airline Road
Arlington, TN 38002
Ladies and Gentlemen:
     We have acted as counsel to Wright Medical Group, Inc. (the “Company”), a Delaware corporation, in connection with the filing of the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale by the Company of Convertible Senior Notes due 2014 (the “Notes”) and the shares of Common Stock of the Company issuable upon conversion of the Notes.
     We have examined copies of: (i) the Fourth Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement and the Prospectus included therein (the “Prospectus”); (iv) the Indenture between the Company and The Bank of New York, as trustee, providing for the issuance of the Notes (the “Indenture”); and (v) the form of Notes. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.
     In our examination, we have assumed the genuineness of all signatures, the capacity of each party (excluding the Company) executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.
     Based on the foregoing, we are of the opinion that:
1.	The Company is validly existing as a corporation under the laws of the State of Delaware.

2.	The Notes have been duly authorized and, when duly issued, authenticated and delivered in accordance with the provisions of the Indenture, will constitute valid and binding obligations of the Company.

3.	The shares of Common Stock issuable upon conversion of the Notes have been duly authorized and reserved and, when delivered upon such conversion in accordance with

Wright Medical Group, Inc.
November 19, 2007

the terms of such Notes and the Indenture, will be validly issued, fully paid and non-assessable.
     We do not express any opinion as to any matters governed by any laws other than laws of the State of New York, the federal laws of the United States and the General Corporation Law of the State of Delaware.
     The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.
     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Validity of the Notes” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Willkie Farr & Gallagher LLP